Exhibit 99.3

News Release

ARIAD ANNOUNCES TERMINATION OF SHAREHOLDER RIGHTS PLAN

Cambridge, MA, January 11, 2016–- ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that its Board of Directors has unanimously approved the termination of the Company’s Section 382 Rights Agreement, or the Rights Plan, originally adopted on October 31, 2013, effective immediately. The Rights Plan and the associated rights expired at 5:00 p.m. EST on January 8, 2016, and will be of no further force or effect. ARIAD shareholders do not have to take any action as a result of this termination.

The Rights Plan had the effect of prohibiting any person from acquiring 4.99% or more of the Company’s common stock, or if a group or person already owned 4.99% or more of the Company’s common stock, from acquiring an additional 0.5% or more of common stock, subject to certain exceptions.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

CONTACTS:	For Investors	For Media
	Maria Cantor	Liza Heapes
	Maria.cantor@ariad.com	Liza.heapes@ariad.com
	(617) 621-2208	(617) 621-2315

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